Exhibit 99.2

CLEAR CHANNEL INTERNATIONAL B.V.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

Report of Independent Auditors

The Directors of Clear Channel International B.V.

We have audited the accompanying consolidated financial statements of Clear Channel International B.V. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income (loss), cash flows and shareholder’s deficit for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel International B.V. and subsidiaries at December 31, 2018 and 2017, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2018 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP

San Antonio, Texas

March 5, 2019

FINANCIAL INFORMATION

FINANCIAL STATEMENTS

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)	December 31, 2018	December 31, 2017
CURRENT ASSETS
Cash and cash equivalents	$28,227	$21,250
Accounts receivable, net of allowance of $8,253 in 2018 and $8,250 in 2017	315,407	303,962
Prepaid expenses	30,696	43,282
Other current assets	26,795	30,049

Total Current Assets	401,125	398,543

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net	290,803	310,128
INTANGIBLE ASSETS AND GOODWILL
Intangible assets, net	13,524	17,517
Goodwill	187,741	195,511
OTHER ASSETS
Related party notes receivable	249,159	248,396
Other assets	106,156	107,479

Total Assets	$1,248,508	$1,277,574

CURRENT LIABILITIES
Accounts payable	$79,430	$76,652
Accrued expenses	305,037	289,925
Deferred revenue	35,645	31,648
Current portion of long-term debt	—	458

Total Current Liabilities	420,112	398,683
Long-term debt	371,007	369,229
Related party subordinated notes payable	1,047,802	1,079,899
Other long-term liabilities	113,304	137,132
Commitments and contingencies (Note 9)
SHAREHOLDER’S DEFICIT
Noncontrolling interest	684	620
Parent Company’s net investment	(1,120,442)	(1,083,729)
Accumulated other comprehensive income	416,041	375,740

Total Shareholder’s Deficit	(703,717)	(707,369)

Total Liabilities and Shareholder’s Deficit	$1,248,508	$1,277,574

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)	Years Ended December 31,
	2018	2017	2016
Revenue	$1,173,616	$1,079,257	$1,159,645
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	778,344	733,180	749,871
Selling, general and administrative expenses (excludes depreciation and amortization)	257,125	233,823	247,277
Corporate expenses (excludes depreciation and amortization)	35,736	49,907	37,179
Depreciation and amortization	83,480	75,867	97,607
Impairment charges	—	4,159	7,274
Other operating income, net	3,436	7,115	74,980

Operating income (loss)	22,367	(10,564)	95,417
Interest expense, net	48,566	38,934	37,899
Equity in loss of nonconsolidated affiliates	(313)	(1,981)	(2,837)
Other expense, net	(9,053)	(1,100)	(9,246)

Net income (loss) before income taxes	(35,565)	(52,579)	45,435
Income tax (benefit) expense	4,483	6,496	(31,472)

Consolidated net income (loss)	(40,048)	(59,075)	76,907
Less amount attributable to noncontrolling interest	92	51	6,167

Net income (loss) attributable to the Company	$(40,140)	$(59,126)	$70,740

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	40,118	(66,885)	70,768
Unrealized gain (loss) on marketable securities	—	4	(12)
Pension adjustments to comprehensive income (loss), net of tax of $222, $(322) and $813, respectively	(1,498)	6,720	(12,942)
Reclassification adjustment for amortization of pension actuarial gains and net period costs included in operating expenses, net of tax of $616, $219 and $231, respectively	2,962	879	1,128
Reclassification adjustment for realized cumulative translation adjustments on sale of businesses included in Other operating income, net	—	(1,643)	46,730

Other comprehensive income (loss), net of tax	41,582	(60,925)	105,672

Comprehensive income (loss)	1,442	(120,051)	176,412
Less amount attributable to noncontrolling interest	(28)	78	1,444

Comprehensive income (loss) attributable to the Company	$1,470	$(120,129)	$174,968

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Years Ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Consolidated net income (loss)	$(40,048)	$(59,075)	$76,907
Reconciling items:
Impairment charges	—	4,159	7,274
Depreciation and amortization	83,480	75,867	97,607
Deferred taxes	2,432	5,114	(50,771)
Provision for doubtful accounts	1,714	1,966	1,411
Amortization of deferred financing charges and note premiums, net	1,778	1,741	1,831
Share-based compensation	2,658	2,227	4,633
Net gain on sale of operating assets	(3,436)	(7,115)	(74,980)
Equity in loss of nonconsolidated affiliates	313	1,981	2,837
Noncash capitalized interest expense	35,939	33,402	34,673
Foreign exchange transaction loss	8,812	3,880	10,242
Other reconciling items, net	(1,901)	(3,435)	(2,609)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(25,315)	(12,237)	23,730
(Increase) decrease in prepaid expenses and other current assets	7,274	821	(18,350)
Increase (decrease) in accrued expenses	11,401	(15,173)	36,325
Increase (decrease) in accounts payable	6,088	3,493	(7,336)
Increase (decrease) in deferred revenue	5,616	(3,489)	(10,137)
Changes in other operating assets and liabilities	(8,113)	7,306	1,244

Net cash provided by operating activities	88,692	41,433	134,531

Cash flows from investing activities:
Purchases of property, plant and equipment	(63,967)	(87,586)	(88,522)
Proceeds from disposal of assets	2,969	7,947	212,491
Proceeds from the sale of investments	469	6,735	781
Purchases of other operating assets	(51)	(80)	(555)
Increase in related party notes receivable, net	(763)	(15,246)	(3,415)
Other, net	(916)	(2,119)	(2,874)

Net cash provided by (used for) investing activities	(62,259)	(90,349)	117,906

Cash flows from financing activities:
Proceeds from long-term debt	—	156,000	6,055
Payments on long-term debt	(444)	(648)	(2,255)
Net transfers to related parties	(540)	(151,963)	(208,794)
Increase (decrease) in related party notes payable	(14,809)	127	(8,969)
Dividends and other payments to noncontrolling interests	—	(3)	(765)
Other, net	—	(4,381)	(200)

Net cash used for financing activities	(15,793)	(868)	(214,928)
Effect of exchange rate changes on cash	(2,501)	3,886	(3,226)

Net increase (decrease) in cash and cash equivalents	8,139	(45,898)	34,283
Cash, cash equivalents and restricted cash at beginning of period	36,254	82,152	47,869

Cash, cash equivalents and restricted cash at end of period	$44,393	$36,254	$82,152

Cash paid for interest	32,813	26,250	19,633
Cash paid for income taxes	$8,303	$9,081	$16,596

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2016	$(413,022)	$32,332	$(380,690)
Consolidated net income	70,740	6,167	76,907
Foreign currency translation adjustments	69,324	1,444	70,768
Pension adjustments to comprehensive income	(12,942)	—	(12,942)
Dividends and other payments to noncontrolling interests	—	(765)	(765)
Disposal of non-controlling interest	—	(37,507)	(37,507)
Net transfers to related parties	(208,794)	—	(208,794)
Capitalization of interest on related party subordinated notes payable	(35,454)	—	(35,454)
Reclassification adjustments	47,858	—	47,858
Other, net	4,621	—	4,621

Balance, December 31, 2016	$(477,669)	$1,671	$(475,998)

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2017	$(477,669)	$1,671	$(475,998)
Consolidated net income (loss)	(59,126)	51	(59,075)
Foreign currency translation adjustments	(66,963)	78	(66,885)
Pension adjustments to comprehensive loss	6,720	—	6,720
Dividends and other payments to noncontrolling interests	—	(3)	(3)
Disposal of non-controlling interest	—	(1,046)	(1,046)
Net transfers to related parties	(112,556)	—	(112,556)
Reclassification adjustments	(764)	—	(764)
Other, net	2,369	(131)	2,238

Balance, December 31, 2017	$(707,989)	$620	$(707,369)

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2018	$(707,989)	$620	$(707,369)
Consolidated net income (loss)	(40,140)	92	(40,048)
Foreign currency translation adjustments	40,146	(28)	40,118
Pension adjustments to comprehensive income	(1,498)	—	(1,498)
Net transfers to related parties	(540)	—	(540)
Reclassification adjustments	2,962	—	2,962
Other, net	2,658	—	2,658

Balance, December 31, 2018	$(704,401)	$684	$(703,717)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Clear Channel Outdoor Holdings, Inc. (“CCOH” or the “Parent Company”) is an outdoor advertising company, which owns and operates advertising display faces in the United States and internationally. CCOH has two reportable business segments: Americas and International. CCOH’s International segment (“CCI”) operates across 22 countries in Europe, Asia and Latin America and provides advertising on street furniture and transit displays, billboards, mall displays, Smartbike programs, wallscapes and other displays which are owned or operated under lease agreements. Clear Channel International B.V. (“CCIBV” or the “Company”) is a subsidiary of the CCI business and consists of CCI operations in Europe and Singapore. These consolidated financial statements represent the consolidated results of operations, financial position and cash flows of CCIBV.

History

On November 11, 2005, CCOH became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of CCOH’s Class A common stock was sold. Prior to the IPO, CCOH was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company. On July 30, 2008, iHeartCommunications completed its merger (the “Merger”) with a subsidiary of iHeartMedia, Inc. (“iHeartMedia”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”). iHeartCommunications is now owned indirectly by iHeartMedia.

Agreements with iHeartCommunications

There are several agreements which govern the Company’s relationship with CCOH and CCI, and the CCOH relationship with iHeartCommunications related to corporate, employee, tax and other services. Certain of these costs, as applicable, are allocated to the Company from CCOH. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the issuance of these consolidated financial statements, no notice of termination of any of these agreements has been received from iHeartCommunications.

Basis of Presentation

These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been derived from the accounting records of CCIBV using the historical results of operations and historical bases of assets and liabilities of the Company. Assets and liabilities, revenues and expenses that pertain to the Company have been included in these consolidated financial statements. These consolidated financial statements include the results of operations in the following markets: Belgium, Denmark, Estonia, Finland, France, Holland, Ireland, Italy, Latvia, Lithuania, Norway, Poland, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of a company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated.

The Company utilizes the services of CCOH and CCI for certain functions, such as legal, finance, internal audit, financial reporting, tax advisory, insurance, global information technology, environmental matters and human resources services, including various employee benefit programs. The cost of these services has been allocated to the Company and included in these consolidated financial statements. The Company’s management considers these allocations to have been made on a reasonable basis. A complete discussion of the relationship with CCOH, including a description of the costs that have been allocated to the Company, is included in Note 6, Related Party Transactions to the consolidated financial statements.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The consolidated financial statements included herein may not be indicative of the financial position, results of operations or cash flows had CCIBV operated as a separate entity during the periods presented or for future periods. As these consolidated financial statements present a portion of the businesses of CCOH, the net assets of CCIBV have been presented as CCOH’s net investment in CCIBV. CCOH’s investment in CCIBV includes the accumulated deficit of CCIBV, net of cash transfers related to cash management functions performed by CCOH.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING PRONOUNCEMENTS

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded when the Company has an unconditional right to payment, either because it has satisfied a performance obligation prior to receiving payment from the customer or has a non-cancelable contract that has been billed in advance in accordance with the Company’s normal billing terms.

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of accounts receivable for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Deposits

The Company has contracted rights to put structures on certain land or property. These agreements may dictate that a deposit be paid by the Company to the respective landlords. The agreements specify the terms in which the deposit will be returned to the Company. Deposits expected to be returned within 12 months are recorded as a current asset in “Other current assets.” Deposits expected to be returned in a period that is beyond 12 months are recorded as a noncurrent asset in “Other assets.”

Business Combinations

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements - 10 to 39 years

Structures - 5 to 20 years

Furniture and other equipment - 2 to 20 years

Leasehold improvements - shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Land Leases and Other Structure Leases

Most of the Company’s advertising structures are located on property or land where the Company has a contracted right to put a structure on the property or land. Land leases are paid both in advance and in arrears, for periods typically ranging up to 12 months. Most street furniture display faces are operated through contracts with municipalities for up to 15 years. The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Intangible Assets

Intangible assets consist of definite-lived intangible assets. The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at amortized cost.

The Company tests for possible impairment of intangible assets whenever events and circumstances indicate that they might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Goodwill

At least annually, the Company performs its impairment test for each reporting unit’s goodwill. The Company uses a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. In accordance with ASC 350-20-55, the Company determined that each country in which the Company operates constitutes a separate reporting unit. The Company concluded no goodwill impairment was required in 2018. The Company had impairment of goodwill of $1.6 million and $7.3 million for 2017 and 2016, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Equity Method Investments

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the consolidated statement of comprehensive income (loss) as a component of “Equity in loss of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

Other Investments

Effective January 1, 2018, we adopted Accounting Standards Update (“ASU”) 2016-01 Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which requires us to measure all equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in earnings. For equity securities without readily determinable fair values, we have elected the measurement alternative under which we measure these investments at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Prior to the adoption of ASU 2016-01, marketable equity securities not accounted for under the equity method were classified as available-for-sale. For equity securities classified as available-for-sale, realized gains and losses were included in net income. Unrealized gains and losses on equity securities classified as available-for-sale were recognized in accumulated other comprehensive income (loss) (“AOCI”), net of tax. Equity securities without readily determinable fair values were recorded at cost.

The Company recognized an impairment on one of its other investments of $0.2 million for the year ended December 31, 2018. For the year ended December 31, 2017, the Company recognized an impairment on some of its cost method investments of $1.0 million. No impairment was recognized on the Company’s other investments for the year ended December 31, 2016.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts receivable, accounts payable and accrued liabilities approximated their fair values at December 31, 2018 and 2017.

Asset Retirement Obligation

ASC 410-20 requires the Company to estimate its obligation upon the termination or non-renewal of a lease or contract to dismantle and remove its advertising structures from the leased land or property and to restore the site to its original condition. The Company’s asset retirement obligation is reported in “Other long-term liabilities.” The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred. When the liability is recorded, the cost is capitalized as part of the related advertising structures’ carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized.

The operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

Revenue Recognition

The Company recognizes revenue when or as it satisfies a performance obligation by transferring a promised good or service to a customer. The Company generates revenue primarily from the sale of advertising space on printed and digital displays, including billboards, street furniture displays, transit displays and retail displays, which may be sold as individual units or as a network package. Revenue from these contracts, which typically cover periods of a few weeks to one year, is generally recognized ratably over the term of the contract as the advertisement is displayed. The Company also generates revenue from production and creative services, which are distinct from the advertising display services, and related revenue is recognized at the point in time the Company installs the advertising copy at the display site.

The Company recognizes revenue in amounts that reflect the consideration it expects to receive in exchange for transferring goods or services to customers, excluding sales taxes and other similar taxes collected on behalf of governmental authorities (the “transaction price”). When this consideration includes a variable amount, the Company estimates the amount of consideration it expects to receive and only recognizes revenue to the extent that it is probable it will not be reversed in a future reporting period. Because the transfer of promised goods and services to the customer is generally within a year of scheduled payment from the customer, the Company is not typically required to consider the effects of the time value of money when determining the transaction price. Advertising revenue is reported net of agency commissions.

Trade and barter transactions represent the exchange of display space for merchandise, services or other assets in the ordinary course of business. The transaction price for these contracts is measured at the estimated fair value of the non-cash consideration received unless this is not reasonably estimable, in which case the consideration is measured based on the standalone selling price of the display space promised to the customer. Revenue is recognized on trade and barter transactions when the advertisements are displayed, and expenses are recorded ratably over a period that estimates when the merchandise, services or other assets received are utilized. Trade and barter revenues and expenses from continuing operations are included in consolidated revenue and selling, general and administrative expenses, respectively. Trade and barter revenues and expenses from continuing operations were as follows:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Trade and barter revenues	$7,833	$6,750	$5,727
Trade and barter expenses	5,528	3,659	5,161

In order to appropriately identify the unit of accounting for revenue recognition, the Company determines which promised goods and services in a contract with a customer are distinct and are therefore separate performance obligations. If a promised good or service does not meet the criteria to be considered distinct, it is combined with other promised goods or services until a distinct bundle of goods or services exists. Certain of the Company’s contracts with customers include options for the customer to acquire additional goods or services for free or at a discount, and management judgment is required to determine whether these options are material rights that are separate performance obligations.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For revenue arrangements that contain multiple distinct goods or services, the Company allocates the transaction price to these performance obligations in proportion to their relative standalone selling prices. The Company has concluded that the contractual prices for the promised goods and services in its standard contracts generally approximate management’s best estimate of standalone selling price as the rates reflect various factors such as the size and characteristics of the target audience, market location and size, and recent market selling prices. However, where the Company provides customers with free or discounted services as part of contract negotiations, management uses judgment to determine how much of the transaction price to allocate to these performance obligations.

The Company receives payments from customers based on billing schedules that are established in its contracts, some of which are billed in advance while others are billed upon completion of service. Deferred revenue is recorded when payment is received from a customer before the Company has satisfied the performance obligation or a non-cancelable contract has been billed in advance in accordance with the Company’s normal billing terms.

Contract Costs

Incremental costs of obtaining a contract primarily relate to sales commissions, which are included in selling, general and administrative expenses and are generally commensurate with sales. These costs are generally expensed when incurred because the period of benefit is one year or less.

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses were $18.1 million, $14.2 million and $18.2 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Foreign Currency

All results of operations are for non-U.S. subsidiaries and non-U.S. equity investees which are translated into U.S. dollars, the reporting currency of the Company, using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of Shareholder’s Deficit, “Accumulated other comprehensive income”. Foreign currency transaction losses for the years ended December 31, 2018, 2017 and 2016 were $8.8 million, $3.9 million and $10.2 million, respectively and are included within Other expense, net in the Statement of Comprehensive Income (Loss).

New Accounting Pronouncements Recently Adopted

As of January 1, 2018, the Company adopted the new accounting standard, ASC 606, Revenue from Contracts with Customers. This standard provides guidance for the recognition, measurement and disclosure of revenue from contracts with customers and supersedes previous revenue recognition guidance under U.S. GAAP. The Company has applied this standard using the full retrospective method and concluded that its adoption did not have a material impact on the Company’s Consolidated Balance Sheets, Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Shareholder’s Deficit, or Consolidated Statements of Cash Flows for prior periods. As a result of adopting this new accounting standard, the Company has updated its significant accounting policies on accounts receivable, revenue recognition, and contract costs, as described herein. Please refer to Note 3, Revenues, for more information.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires that restricted cash be presented with cash and cash equivalents in the statement of cash flows. Restricted cash is recorded in Other current assets and in Other assets in the Company’s Consolidated Balance Sheets. The Company adopted ASU 2016-18 in the first quarter of 2018 using the retrospective transition method, and accordingly, revised prior period amounts as shown in the Company’s Consolidated Statements of Cash Flows.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the Consolidated Balance Sheet to the total of the amounts reported in the Consolidated Statement of Cash Flows:

(In thousands)	December 31, 2018	December 31, 2017
Cash and cash equivalents	$28,227	$21,250
Restricted cash included in:
Other current assets	4,221	655
Other assets	11,945	14,349

Total cash, cash equivalents and restricted cash in the Statement of Cash Flows	$44,393	$36,254

New Accounting Pronouncements Not Yet Adopted

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. The most significant change to the standard includes the recognition of right-of-use assets and lease liabilities by lessees for those leases classified as operating leases. Lessor accounting also is updated to align with certain changes in the lessee model and the new revenue recognition standard which was adopted this year. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The Company plans to elect the package of practical expedients permitted under the new standard’s transition guidance for leases that commenced before the standard’s effective date, which, among other things, allows the Company to not reassess whether any expired or existing contracts are or contain leases and to carry forward the historical lease classification. The standard is expected to have a material impact on our consolidated balance sheet, but is not expected to materially impact our consolidated statement of comprehensive income (loss) or cash flows. In accordance with the transition guidance, the Company will recognize upon adoption its deferred gains on sale and leaseback transactions, which were not a result of off-market terms, as a cumulative-effect adjustment to equity. The Company also expects to conclude that fewer revenue contracts meet the definition of a lease for accounting purposes, and therefore more of our revenue transactions will be accounted for as revenue from contracts with customers. The Company is in the process of finalizing its implementation of this standard.

In July 2018, The FASB issued ASU No. 2018-11, Leases (Topic 842) - Targeted Improvements. The update provides an additional (optional) transition method to adopt the new lease standard, allowing entities to apply the new lease standard at the adoption date. The Company plans to adopt Topic 842 following this optional transition method. The update also provides lessors a practical expedient to allow them to not separate non-lease components from the associated lease component and instead to account for those components as a single component if certain criteria are met. The updated practical expedient for lessors will not have a material effect to the Company’s consolidated financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350). This update eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The standard is effective for annual and any interim impairment tests performed for periods beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This update requires bifurcation of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

net benefit cost, with the service cost component being presented with other employee compensation costs in operating income and the other components being reported separately outside of operations. The standard is effective for annual and any interim periods beginning after December 15, 2018 for nonpublic entities. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the third quarter of 2018, the FASB issued ASU 2018-14, Compensation - Retirement Benefits (Subtopic 715-20): Disclosure Framework-Changes to the Disclosure Requirements for Defined Benefit Plans. This update is designed to improve the effectiveness of disclosures by removing and adding disclosures related to defined benefit plans. The standard is effective for annual and any interim periods beginning after December 15, 2021 for nonpublic entities. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

NOTE 3 – REVENUES

The Company generates revenue primarily from the sale of advertising space on printed and digital out-of-home advertising displays. Certain of these revenue transactions are considered leases, for accounting purposes, as the agreements convey to customers the right to use the Company’s advertising structures for a stated period of time. In order for a transaction with a customer to qualify as a lease, the arrangement must be dependent on the use of a specified advertising structure, and the customer must have almost exclusive use of that structure during the term of the arrangement. Therefore, arrangements that do not involve the use of a specified advertising structure, where the Company can substitute the advertising structure that is used to display the customer’s advertisement, or where the advertising structure displays advertisements for multiple customers throughout the day are not leases. The Company accounts for revenue from leases, which are all classified as operating leases, in accordance with the lease accounting guidance (Topic 840). All of the Company’s revenue transactions that do not qualify as a lease are accounted for as revenue from contracts with customers (Topic 606).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Disaggregation of Revenue

The following table shows revenue from contracts with customers disaggregated by geographical region, revenue from leases and total revenue for the years ended December 31, 2018, 2017 and 2016:

(In thousands)
Year Ended December 31, 2018
Revenue from contracts with customers:
France	$260,202
United Kingdom	118,743
Rest of Europe and other	487,954

Total	866,899
Revenue from leases	306,717

Revenue, total	$1,173,616

Year Ended December 31, 2017
Revenue from contracts with customers:
France	$243,507
United Kingdom	111,049
Rest of Europe and other	425,917

Total	780,473
Revenue from leases	298,784

Revenue, total	$1,079,257

Year Ended December 31, 2016
Revenue from contracts with customers:
France	$245,660
United Kingdom	83,725
Rest of Europe and other	501,895

Total	831,280
Revenue from leases	328,365

Revenue, total	$1,159,645

All of the Company’s advertising structures are used to generate revenue. Such revenue may be classified as revenue from contracts with customers or revenue from leases depending on the terms of the contract, as previously described.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Revenue from Contracts with Customers

The following tables show the changes in the Company’s contract balances from contracts with customers for the years ended December 31, 2018 and 2017 and provide a reconciliation of the ending balances to the Consolidated Balance Sheets:

	Year Ended December 31,
(In thousands)	2018	2017
Accounts receivable from contracts with customers:
Beginning balance, net of allowance	$242,215	$198,459
Additions, net of collections, and other	5,979	45,523
Bad debt, net of recoveries(1)	(1,320)	(1,767)

Ending balance, net of allowance	246,874	242,215
Accounts receivable from leases, net of allowance	68,533	61,747

Total accounts receivable, net of allowance	$315,407	$303,962

(1)	Bad debt, net of recoveries, related to accounts receivable from contracts with customers was $1.2 million during the year ended December 31, 2016.

	Year Ended December 31,
(In thousands)	2018	2017
Deferred revenue from contracts with customers:
Beginning balance	$18,195	$16,512
Revenue recognized, included in beginning balance(1)	(17,956)	(16,376)
Additions, net of revenue recognized during period, and other	22,503	18,059

Ending balance	22,742	18,195
Deferred revenue from leases	12,903	13,453

Total deferred revenue	$35,645	$31,648

(1)	Revenue recognized during the year ended December 31, 2016 that was included in the balance of deferred revenue from contracts with customers at the beginning of that year was $25.0 million.

The primary driver of fluctuations in the deferred revenue balance related to contracts with customers is the timing of the Company’s billing cycle as well as an increase in sales.

The Company’s contracts with customers generally have a term of one year or less; however, as of December 31, 2018, the Company expects to recognize $69.3 million of revenue in future periods for remaining performance obligations from current contracts with customers that have an original expected duration of greater than one year, with substantially all of this amount to be recognized over the next five years. As part of the transition to the new revenue standard, the Company is not required to disclose information about remaining performance obligations for periods prior to the date of initial application.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Revenue from Leases

As of December 31, 2018, the Company’s future minimum rentals under non-cancelable operating leases were as follows:

(In thousands)
2019	$53,520
2020	2,180
2021	178
2022	9
2023	2

Total minimum future rentals	$55,889

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at December 31, 2018 and December 31, 2017, respectively:

(In thousands)	December 31, 2018	December 31, 2017
Land, buildings and improvements	$35,361	$36,446
Structures	531,707	572,944
Furniture and other equipment	123,107	105,304
Construction in progress	29,884	32,142

	720,059	746,836
Less: accumulated depreciation	429,256	436,708

Property, plant and equipment, net	$290,803	$310,128

Total depreciation expense related to property, plant and equipment for the years ended December 31, 2018, 2017 and 2016 was $80.5 million, $70.9 million and $84.9 million, respectively.

The Company recognized an impairment of $2.6 million during the year ended December 31, 2017 in relation to advertising assets that were no longer usable in one country.

Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets at December 31, 2018 and December 31, 2017, respectively:

	December 31, 2018		December 31, 2017
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and contractual rights	$224,813	$(211,386)	$237,453	$(220,070)
Other	980	(883)	1,078	(944)

Total	$225,793	$(212,269)	$238,531	$(221,014)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Total amortization expense related to definite-lived intangible assets for the years ended December 31, 2018, 2017 and 2016 was $3.0 million, $5.0 million and $12.7 million, respectively.

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2019	$1,362
2020	1,233
2021	1,090
2022	753
2023	712

Goodwill

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on July 1 of each year. Each country constitutes a separate reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

The Company concluded no goodwill impairment was required in 2018. The Company recognized goodwill impairment of $1.6 million and $7.3 million for the years ended December 31, 2017 and 2016, respectively.

The following table presents the changes in the carrying amount of goodwill:

(In thousands)
Balance as of December 31, 2016	$180,851
Impairment	(1,591)
Dispositions	(1,817)
Foreign currency	18,068

Balance as of December 31, 2017	$195,511

Foreign currency	(7,770)

Balance as of December 31, 2018	$187,741

The beginning balance as of December 31, 2016 is net of cumulative impairments of $189.8 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 – LONG-TERM DEBT

Long-term debt outstanding as of December 31, 2018 and December 31, 2017 consisted of the following:

(In thousands)	December 31, 2018	December 31, 2017
Clear Channel International B.V. Senior Notes	$375,000	$375,000
Other debt	—	458
Original issue premium	2,701	3,954
Long-term debt fees	(6,694)	(9,725)

Total debt	$371,007	$369,687
Less: current portion	—	458

Total long-term debt	$371,007	$369,229

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $377.8 million and $388.6 million at December 31, 2018 and December 31, 2017, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 2.

Clear Channel International B.V. Senior Notes

The Senior Notes are guaranteed by certain of CCI’s existing and future subsidiaries. The Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the Company and the guarantees of the Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the Senior Notes.

On August 14, 2017, the Company issued $150.0 million in aggregate principal amount of Senior Notes (the “New Notes”). The New Notes were issued as additional notes under the indenture governing the Company’s existing Senior Notes and were issued at a premium, resulting in $156.0 million in proceeds. The New Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has unsecured subordinated notes payable to and receivables from other wholly-owned subsidiaries of CCOH.

Related Party Subordinated Notes Payable

The Company is the borrower of subordinated notes, which are payable to other wholly-owned subsidiaries of CCOH. These notes are subordinated and unsecured and bear interest at 3.40% plus three-month EUR or GBP LIBOR.

Related party subordinated notes payable at December 31, 2018 and December 31, 2017 consisted of:

(In thousands)	December 31, 2018	December 31, 2017
Notes due to Clear Channel C.V.	$340,608	$361,390
Notes due to CCO International Holdings B.V.	707,194	718,509

Total Related Party Subordinated Notes Payable	$1,047,802	$1,079,899

During the years ended December 31, 2018 and 2017, the Company capitalized $35.9 million and $33.4 million in interest payable, respectively, which had been accrued in relation to related party subordinated notes payable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Related Party Notes Receivable

The Company, as lender, had three outstanding notes receivable balances with three related parties, Clear Channel C.V., CCO International Holdings B.V. and Clear Channel Worldwide Holdings, Inc. at December 31, 2018. The balances are unsecured and repayable on demand. The Clear Channel C.V. note bears interest at a fixed rate of 9.66%. The Clear Channel Worldwide Holdings, Inc. and CCO International Holdings B.V. notes bear interest at 3.65% plus three-month USD LIBOR and 3.40% plus three-month USD LIBOR, respectively.

The balances outstanding at December 31, 2018 and December 31, 2017 on these Related Party Notes Receivable are as follows:

(In thousands)	December 31, 2018	December 31, 2017
Note due from Clear Channel C.V.	$222,777	$222,777
Note due from CCO International Holdings B.V.	10,109	9,346
Note due from Clear Channel Worldwide Holdings, Inc.	16,273	16,273

Total Related Party Notes Receivable	$249,159	$248,396

Cash Management Arrangement

iHeartCommunications provides cash management services to the Company and Parent Company. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by us and our subsidiaries is needed to fund operations in the United States, Parent Company has the ability to cause us to make distributions and repatriate available funds. The amount of any cash that is distributed is determined on a basis mutually agreeable to the Parent Company and iHeartCommunications and not on a pre-determined basis. If excess cash from our operations is distributed to iHeartCommunications, it is either applied against principal or accrued interest on the notes payable to subsidiaries of Parent Company, including Clear Channel C.V. or distributed as cash dividends to subsidiaries of Parent Company prior to transfer to iHeartCommunications. Similarly, to the extent funds are needed in order for the Company to meet its obligations, including its debt service costs, as they become due, iHeartCommunications provides funds to the Company. The Parent Company has the intent and ability to provide funds to the Company to the extent they are needed in order for the Company to meet its obligations, including its debt service costs, as they become due. See “Related Party Notes Payable” above.

Management Services

iHeartCommunications and CCOH provide management services to the Company, which include, among other things: (i) treasury and other financial related services; (ii) certain executive officer services; (iii) legal and related services; (iv) licensing of intellectual property, copyrights, trademarks and other intangible assets and (v) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications and CCOH based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2018, 2017, and 2016 the Company recorded $17.7 million, $34.8 million and $16.8 million, respectively, for these services. Such costs are included in Corporate expenses in the Statement of Comprehensive Income (Loss).

Stewardship Fee

As described in Note 1, the Company is a subsidiary of CCOH, a publicly traded company. As a result, the Company incurs certain costs related to quarterly and annual reporting in order for Parent Company to comply with the Securities and Exchange Commission (“SEC”) reporting requirements. In addition, the Company incurs costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to CCOH on a quarterly basis (“Stewardship Fees”) based on the time incurred by employees of the Company to perform the work. Stewardship fees charged to CCOH during the years ended December 31, 2018, 2017 and 2016 were $19.1 million, $15.5 million and $17.9 million, respectively. Such costs are included as a reduction in Corporate expenses in the Statement of Comprehensive Income (Loss).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Tax Services Agreement

Pursuant to the tax services agreement CCOH entered into with iHeartCommunications, the operations of the Company are included in a consolidated federal income tax return filed by iHeartMedia. The Company’s provision for income taxes has been computed on the basis that the operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

Relationship with iHeartCommunications

On March 14, 2018, iHeartCommunications and certain of iHeartCommunications’ direct and indirect domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas. CCOH and its direct and indirect subsidiaries, including the Company and its subsidiaries, did not file Chapter 11 cases.

There are no material effects on the Company’s financial statements due to the iHeart Chapter 11 Cases. None of the Company’s subsidiaries or operations are guarantors of iHeartCommunications’ debt, nor are there any cross-default provisions that affect the Company as a result of iHeartCommunications’ default on its debt. The Bankruptcy Court approved a final order allowing iHeartCommunications and CCOH to continue the management services, stewardship fee, and tax services arrangements discussed above.

iHeartCommunications provides the day-to-day cash management services for Parent Company’s cash activities and balances in the U.S. Parent Company does not have any material committed external sources of capital other than iHeartCommunications, and iHeartCommunications is not required to provide Parent Company with funds to finance its working capital or other cash requirements. Parent Company has no access to the cash transferred from it to iHeartCommunications under the cash management arrangement. Pursuant to an order entered by the Bankruptcy Court, as of March 14, 2018, the balance of the Due from iHeartCommunications Note between Parent Company and iHeartCommunications was frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note are instead reflected in an intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeartCommunications Note. The Bankruptcy Court approved a final order to allow iHeartCommunications to continue to provide the day-to-day cash management services for Parent Company and the Company during the iHeart Chapter 11 Cases and we expect it to continue to do so until such arrangements are addressed through the iHeart Chapter 11 Cases.

iHeartMedia’s modified fifth amended Plan of Reorganization (“iHeart Plan of Reorganization”) was confirmed by the Bankruptcy Court on January 22, 2019. The iHeart Plan of Reorganization contemplates a restructuring of the Debtors whereby CCOH’s business is proposed to be separated from iHeartCommunications upon consummation of the plan and the conclusion of the iHeart Chapter 11 Cases (the “Separation”). Effectiveness of the iHeart Plan of Reorganization and consummation of the Separation is subject to certain conditions, including the receipt of certain governmental approvals. Although the timing of when and if all such conditions will be satisfied or otherwise waived is inherently uncertain, iHeartMedia currently anticipates the iHeart Plan of Reorganization will become effective and iHeartMedia will emerge from Chapter 11 during the second quarter of 2019.

NOTE 7 – ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in Other long-term liabilities and relates to its obligation to dismantle and remove its advertising displays from leased land and to restore the site to its original condition upon the termination or non-

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

renewal of a lease or contract. When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2018	2017
Beginning balance	$26,753	$21,184
Adjustments due to change in estimate of related costs	724	2,992
Accretion of liability	1,452	1,656
Liabilities settled	(2,286)	(1,529)
Foreign currency	(1,096)	2,450

Ending balance	$25,547	$26,753

NOTE 8 – POSTRETIREMENT BENEFIT PLANS

Certain of the Company’s subsidiaries participate in defined benefit or defined contribution plans that cover substantially all regular employees. The Company deposits funds under various fiduciary-type arrangements or provides reserves for these plans. Benefits under the defined benefit plans are typically based either on years of service and the employee’s compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the defined benefit plans reflect the different economic environments within the various countries.

Defined Benefit Pension Plan Financial Information

The table below presents the components of net periodic cost recognized in the consolidated Statement of Comprehensive Income (Loss):

(In thousands)	Years Ended December 31,
	2018	2017	2016
Service cost	$3,625	$3,615	$3,647
Interest cost	3,510	3,930	4,197
Expected returns on plan assets	(6,173)	(6,535)	(5,788)
Amortization of actuarial losses(1)	3,086	1,155	1,093
Amortization of prior service costs	(172)	(179)	(81)

Total net periodic pension expense	$3,876	$1,986	$3,068

(1)

During the year ended December 31, 2018, several employees of our business in the United Kingdom transferred out of its pension plan, resulting in the recognition of unamortized losses, previously included within Accumulated other comprehensive income, as part of the net periodic pension cost for the period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following tables present the changes in benefit obligations and plan assets:

(In thousands)	Years Ended December 31,
	2018	2017
Benefit obligation:
Benefit obligation beginning balance	$209,783	$192,233
Service cost	3,625	3,615
Interest cost	3,510	3,930
Plan participants’ contributions	1,113	1,063
Actuarial gain	(10,265)	(1,355)
Benefits paid from trusts	(16,090)	(7,040)
Foreign exchange impact	(9,081)	17,337
Other	944	—

Benefit obligation ending balance	$183,539	$209,783
Fair value of plan assets:
Beginning balance, fair value of plan assets	$159,309	$138,405
Actual return on plan assets	(4,424)	11,578
Company contributions	3,907	3,740
Plan participants’ contributions	1,113	1,063
Benefits paid from trusts	(16,090)	(7,040)
Foreign exchange impact	(7,122)	11,563

Ending balance, fair value of plan assets	$136,693	$159,309
The following presents the net funded status recognized in the consolidated balance sheet in “Other long-term liabilities”:

Under-funded status, net	$(46,846)	$(50,474)

The following tables present the pre-tax net loss (gain) and amortization of prior service costs and changes in pre-tax net loss (gain) recognized in accumulated other comprehensive income:

(In thousands)	Years Ended December 31,
	2018	2017	2016
Beginning balance, accumulated other comprehensive income	$41,031	$48,527	$37,757
Net actuarial (gain) loss arising during the period	332	(6,398)	12,129
Amortization of net actuarial loss	(3,750)	(1,276)	(1,390)
Amortization of prior service costs	172	178	31
Other adjustments	944	—	—

Ending balance, accumulated other comprehensive income	$38,729	$41,031	$48,527

(In thousands)	December 31,
	2018	2017	2016
Unrecognized net actuarial loss	$38,995	$42,413	$50,088
Unrecognized prior service cost	(266)	(1,382)	(1,561)

Total	$38,729	$41,031	$48,527

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the assumptions used to measure the net periodic cost and the year-end benefit obligations:

Years Ended December 31,
	2018	2017	2016
Weighted-average assumptions used to measure net periodic cost
Discount rate	0.90%-2.50%	0.60%-2.65%	0.60%-3.75%
Expected long-term returns on plan assets	1.00%-5.55%	1.50%-5.70%	1.40%-6.40%
Rate of compensation increases	1.00%-2.30%	1.00%-2.35%	1.00%-2.30%
Weighted-average assumptions used to measure benefit obligations
Discount rate	0.90%-2.90%	0.60%-2.50%	0.60%-2.65%
Expected long-term returns on plan assets	1.00%-5.60%	1.50%-5.55%	2.00%-5.70%
Rate of compensation increases	1.00%-2.30%	1.00%-2.30%	1.00%-2.35%

Discount Rate

The discount rate assumptions for jurisdictions for which rates are not determined by the government reflect the yields available on high-quality, fixed income debt instruments at the measurement date. A portfolio of high-quality corporate bonds is used to construct a yield curve. The cash flows from the Company’s expected benefit obligation payments are then matched to the yield curve to derive the discount rates. In certain countries, where the markets for high-quality long-term bonds are not generally as well developed, a portfolio of long-term government bonds is used as a base, to which a credit spread is added to simulate corporate bond yields at these maturities in the jurisdiction of each plan, as the benchmark for developing the respective discount rates.

Expected Long-Term Returns on Plan Assets

Expected returns on plan assets, a component of net periodic cost, represent the expected long-term returns on plan assets based on the calculated market-related value of plan assets. Expected long-term returns on plan assets take into account long-term expectations for future returns and the investment policies and strategies of the respective plans. These rates of return are developed by the Company and are tested for reasonableness against historical returns. The use of expected long-term returns on plan assets may result in recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns, and therefore result in a pattern of income and cost recognition that more closely matches the pattern of the services provided by the employees. Differences between actual and expected returns are recognized as a component of net loss or gain in accumulated other comprehensive income, which is amortized as a component of net periodic cost over the service lives or life expectancy of the plan participants, depending on the plan, provided such amounts exceed certain thresholds provided by accounting standards. The market-related value of plan assets recognizes changes in the fair value of plan assets systematically over a five-year period in the expected return on plan assets line in net periodic cost.

Rate of Compensation Increases and Mortality Rate

The rate of compensation increases is determined by the Company, based upon its long-term plans for such increases. Mortality rate assumptions are based on life expectancy and death rates for different types of participants. Mortality rates are periodically updated based on actual experience.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Defined Benefit Pension Plan Assets

The following table presents the Company’s defined benefit pension plans’ asset classes and their associated fair value at

December 31, 2018 and 2017:

(In thousands)	December 31, 2018
	Level 1	Level 2	Level 3
Cash and short-term investments	$9,195	$—	$—
Equity securities	71,709	—	—
Fixed income:
Corporate bonds	—	10,154	—
Annuity contracts	—	42,251	—
Insurance contracts	—	3,384	—

Fair value of plan assets	$80,904	$55,789	$—

(In thousands)	December 31, 2017
	Level 1	Level 2	Level 3
Cash and short-term investments	$7,256	$—	$—
Equity securities	97,349	—	—
Fixed income:
Corporate bonds	—	11,109	—
Annuity contracts	—	38,656	—
Insurance contracts	—	4,939	—

Fair value of plan assets	$104,605	$54,704	$—

Expected Benefit Payments

The following table presents the expected benefit payments to defined benefit pension plan participants over the next ten years. These payments have been estimated based on the same assumptions used to measure the plans’ pension benefit obligation at December 31, 2018 and include benefits attributable to estimated future compensation increases, where applicable:

(In thousands)
2019	$4,373
2020	4,162
2021	5,449
2022	6,033
2023	6,546
2024-2028	35,960

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Plan Contributions

It is the Company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the Company contributes additional amounts as it deems appropriate. The Company contributed $3.9 million, $3.7 million and $3.9 million to defined benefit pension plans during the years ended December 31, 2018, 2017 and 2016, respectively.

Defined Contribution Retirement Plans

The Company’s employees participate in retirement plans administered as a service by third-party administrators. Employer contributions to these plans totaled $11.0 million, $12.9 million and $14.8 million for the years ended December 31, 2018, 2017 and 2016, respectively. Such costs were recorded within Selling, general and administrative expenses.

NOTE 9 – COMMITMENTS, CONTINGENCIES AND GUARANTEES

Leases

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum guarantee payments and maintenance related to displays under the guidance in ASC 840.

The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10. These contracts may contain minimum annual guarantee payments which generally escalate each year. The Company accounts for these minimum guarantee payments on a straight-line basis. If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable. No single contract or lease is material to the Company’s operations.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, equipment and certain parcels of land occupied by its advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus shelters, kiosks and other public amenities or advertising structures during the term of the contract. The Company generally owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

In addition, the Company has commitments relating to required purchases of property, plant and equipment under certain street furniture contracts. Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus shelters, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2018, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, capital expenditure commitments and employment contracts consist of the following:

(In thousands)	Non-Cancelable Operating Lease	Non-Cancelable Contracts	Capital Expenditure Commitments
2019	$220,623	$128,320	$22,614
2020	158,745	112,055	6,884
2021	118,724	100,444	10,560
2022	78,369	56,849	3,619
2023	30,972	48,006	5,860
Thereafter	151,639	130,147	4,819

Total	$759,072	$575,821	$54,356

Rent expense charged to operations for the years ended December 31, 2018, 2017 and 2016 were $482.7 million, $441.7 million and $445.9 million, respectively.

Legal Proceedings

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of the Company’s litigation arises in the following contexts: commercial disputes; employment and benefits related claims; governmental fines; and tax disputes.

Italy Investigation

During the three months ended June 30, 2018, the Company identified misstatements associated with VAT obligations in its business in Italy, which resulted in an understatement of its VAT obligation. These misstatements resulted in an understatement of other long-term liabilities of $16.9 million as of December 31, 2017. The effect of these misstatements is reflected in the historical financial statements in the appropriate periods. Upon identification of these misstatements, the Company undertook certain procedures, including a forensic investigation, which is ongoing. In addition, the Company voluntarily disclosed the matter and preliminary findings to the Italian tax authorities in order to commence a discussion on the appropriate calculation of the VAT position. The current expectation is that the Company may have to repay to the Italian tax authority a substantial portion of the VAT previously applied as a credit in relation to the transactions under investigation, amounting to approximately $17 million, including estimated possible penalties and interest. The Company made a payment of approximately $8.6 million during the fourth quarter of 2018 and expects to pay the remainder during the first half of 2019. The ultimate amount to be paid may differ from the estimates, and such differences may be material.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Letters of Credit and Guarantees

As of December 31, 2018, the Company had outstanding bank guarantees of $33.1 million, of which $13.0 million were backed by cash collateral. Additionally, as of December 31, 2018, Parent Company had outstanding commercial standby letters of credit of $18.5 million held on behalf of the Company and its subsidiaries.

NOTE 10 – INCOME TAXES

The operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

The Company computes its deferred income tax provision using the liability method in accordance with the provisions of ASC 740-10, as if the Company was a separate taxpayer. Deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized.

Significant components of the provision for income tax expense are as follows:

(In thousands)	Years Ended December 31,
	2018	2017	2016
Current tax expense	$2,051	$1,382	$19,299
Deferred tax expense (benefit)	2,432	5,114	(50,771)

Income tax (benefit) expense	$4,483	$6,496	$(31,472)

For the year ended December 31, 2018, the Company recorded an income tax expense of $4.5 million as compared to tax expense of $6.5 million for the 2017 year. The change in tax was due primarily to the deferred tax benefits resulting from various country tax rate reductions in 2018.

For the year ended December 31, 2017, the Company recorded an income tax expense of $6.5 million as compared to a tax benefit of $31.5 million for the 2016 year. The change in tax was due primarily to the deferred tax benefit of $43.3 million recorded in 2016 for the reduction in valuation allowance against certain net operating loss carryforwards in France.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2018 and 2017 are as follows:

(In thousands)	December 31,
	2018	2017
Deferred tax assets:
Intangibles and fixed assets	$23,603	$17,993
Accrued expenses	9,979	9,270
Net operating loss carryforwards	107,226	113,084
Bad debt reserves	938	799
Pension provision	10,938	10,343
Other	5,447	5,271

Total deferred tax assets	158,131	156,760
Less: Valuation allowance	97,034	93,148

Total deferred tax assets, net of valuation allowance	61,097	63,612

Net deferred tax assets	$61,097	$63,612

At December 31, 2018, the Company had recorded tax effected net operating loss carryforwards for various jurisdictions that total $121.0 million. The net operating losses expire in varying amounts starting in 2019 with some amounts having no expiration date. The Company has recorded valuation allowances of $59.3 million as an offset to the net operating losses. The remaining deferred tax valuation allowance of $37.7 million offsets other foreign deferred tax assets that are not expected to be realized.

The reconciliation of income tax computed at the local country statutory rates to income tax benefit is:

(In thousands)	Years Ended December 31,
	2018		2017		2016
	Amount	Percent	Amount	Percent	Amount	Percent
Taxes computed at local statutory rates	$7,849	22%	$8,426	16%	$(14,891)	33%
(Increases) decreases in income taxes resulting from:
Nondeductible items	(10,746)	(30)%	(8,151)	(15)%	(2,930)	6%
Tax contingencies	6,170	17%	2,943	6%	1,973	(4)%
Valuation allowances	(5,934)	(17)%	(5,656)	(11)%	38,608	(85)%
Other, net	(1,822)	(5)%	(4,058)	(8)%	8,712	(19)%

Income tax benefit (expense)	$(4,483)	(13)%	$(6,496)	(12)%	$31,472	(69)%

During 2018, the Company recorded tax expense of approximately $4.5 million. The 2018 income tax expense and (13)% effective tax rate were impacted primarily by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions.

During 2017, the Company recorded tax expense of approximately $6.5 million. The 2017 income tax expense and (12)% effective tax rate were impacted primarily by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions.

During 2016, the Company recorded tax benefit of approximately $31.5 million. The 2016 income tax benefit and (69)% effective tax rate were impacted primarily by the $43.3 million deferred tax benefit recorded for the reduction in valuation allowance against certain net operating loss carryforwards in France. In addition, the Company recorded a book gain on the sale of its Australia outdoor business which had no associated local country tax expense.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company records interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2018 and 2017, was $0.7 million and $2.1 million, respectively. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2018 and 2017, was $9.9 million and $14.6 million, respectively, of which $7.0 million and $10.2 million is included in “Other long-term liabilities.” In addition, $2.8 million and $4.3 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets as opposed to being recorded in “Other long-term liabilities” at December 31, 2018 and 2017 respectively. The total amount of unrecognized tax benefits at December 31, 2018 and 2017 that, if recognized, would impact the effective income tax rate were $7.0 million and $10.5 million, respectively.

During 2018, the Company reversed $4.6 million in unrecognized tax benefits, inclusive of interest, primarily as a result of the expiration of statutes of limitations to assess taxes in certain foreign jurisdictions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Years Ended December 31,
	2018	2017
Unrecognized Tax Benefits
Balance at beginning of period	$13,485	$14,590
Increases for tax position taken in the current year	2,350	2,638
Increases for tax positions taken in previous years	—	2,163
Decreases for tax position taken in previous years	(2,116)	(408)
Decreases due to lapse of statute of limitations	(4,524)	(5,498)

Balance at end of period	$9,195	$13,485

NOTE 11 – OTHER INFORMATION

The following table discloses the components of “Other assets” at:

	December 31,	December 31,
(In thousands)	2018	2017
Prepaid expenses	$10,476	$8,440
Deposits	6,096	5,515
Investments	5,806	4,040
Deferred income taxes	61,097	63,612
Restricted cash	11,945	14,349
Other	10,736	11,523

Total other assets	$106,156	$107,479

The following table discloses the components of “Accrued expenses” at:

	December 31,	December 31,
(In thousands)	2018	2017
Accrued employee compensation and benefits	$106,444	$89,034
Accrued rent and lease	94,015	104,845
Accrued taxes	20,699	15,566
Accrued other	83,879	80,480

Total accrued expenses	$305,037	$289,925

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table discloses the components of “Other long-term liabilities” at:

	December 31,	December 31,
(In thousands)	2018	2017
Unrecognized tax benefits	$7,049	$10,240
Asset retirement obligation (Note 7)	25,547	26,753
Postretirement benefit obligation (Note 8)	46,846	50,474
Deferred revenue	14,469	16,137
Other	19,393	33,528

Total other long-term liabilities	$113,304	$137,132

The following table discloses the components of “Accumulated other comprehensive income,” net of tax, at:

	December 31,	December 31,
(In thousands)	2018	2017
Cumulative currency translation adjustments	$449,100	$410,122
Cumulative unrealized gain on securities	—	140
Cumulative pension adjustments	(33,059)	(34,522)

Total accumulated other comprehensive income	$416,041	$375,740

The following table discloses the components of “Other operating income, net” at:

	Years Ended December 31,
(In thousands)	2018	2017	2016
Gain on disposal of assets	$3,436	$7,115	$74,980

Total other operating income, net	$3,436	$7,115	$74,980

NOTE 12 – SUBSEQUENT EVENTS

In connection with the preparation of the financial statements and in accordance with Accounting Standards Codification 855-10, Subsequent Events – Overall, management has evaluated and reviewed the affairs of the Company for subsequent events that would impact the financial statements for the year ended December 31, 2018 through March 5, 2019, the date the financial statements were available to be issued.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the consolidated financial statements and related notes included elsewhere in this document. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on a consolidated basis. In this MD&A, references to (i) “we,” “us” or “our” are to Clear Channel International B.V. together with its consolidated subsidiaries, (ii) “Issuer” are to Clear Channel International B.V. without any of its subsidiaries, (iii) “Parent Company” are to Clear Channel Outdoor Holdings, Inc., our indirect parent company and (iv) “iHeartCommunications” are to iHeartCommunications, Inc., the indirect parent of Parent Company. We provide outdoor advertising services in geographic regions using various digital and traditional display types. Certain prior period amounts have been reclassified to conform to the 2018 presentation.

Management typically monitors our businesses by reviewing the average rates, average revenue per display, occupancy and inventory levels of each of our display types by market. Our advertising revenue is derived from selling advertising space on the displays we own or operate in key markets, consisting primarily of billboards, street furniture and transit displays. Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets.

Advertising revenue is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP within each market. Our results are also impacted by fluctuations in foreign currency exchange rates as well as economic conditions in the markets in which we have operations.

Relationship with iHeartCommunications

There are several agreements which govern our relationship with Parent Company and Parent Company’s relationship with iHeartCommunications including a Master Agreement, Corporate Services Agreement, Intellectual Property Licensing Agreements, Employee Matters Agreement and Tax Matters Agreement, which relate to corporate, employee, tax and other services provided by iHeartCommunications. iHeartCommunications has the right to terminate these agreements in various circumstances. As of March 5, 2019, no notice of termination of any of these agreements has been received from iHeartCommunications.

Under the Corporate Services and Intellectual Property Licensing Agreements, iHeartCommunications provides management services to Parent Company and its subsidiaries, including us, and licenses intellectual property, copyrights, trademarks and other intangible assets to us. The costs of these services and licenses are allocated to us based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2018, 2017 and 2016, we recorded approximately $17.7 million, $34.8 million and $16.8 million, respectively, for these services, which are reflected as a component of corporate expenses. The increase in 2017 compared to 2016 was primarily due to an agreement entered into in February 2017 between CCOH and its indirect parent company, iHeartMedia, Inc., related to the potential purchase of the Clear Channel registered trademarks and domain names. The agreement provided that CCOH pay a license fee to iHeartMedia, Inc. in 2017 based on revenues by entities using the Clear Channel name. CCOH ceased allocating a fee to us related to this agreement on December 31, 2017, which resulted in a decrease in the costs of these services in 2018.

Other Related Party Agreements

We are a subsidiary of Parent Company, a publicly traded company. As a result, we incur certain costs related to quarterly and annual reporting in order for Parent Company to comply with SEC reporting requirements. In addition, we incur costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to Parent Company on a quarterly basis based on the time incurred by our employees to perform the work. The fees that were charged to Parent Company in relation to these services during the years ended December 31, 2018, 2017 and 2016 were $19.1 million, $15.5 million and $17.9 million, respectively. Such costs are included as a reduction in corporate expenses.

Consolidated Results of Operations

The comparison of our results of operations for the years ended December 31, 2018 and 2017 is as follows:

(U.S. dollars in thousands)	Years Ended December 31,		% Change
	2018	2017
Revenue	$1,173,616	$1,079,257	8.7%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	778,344	733,180	6.2%
Selling, general and administrative expenses (excludes depreciation and amortization)	257,125	233,823	10.0%
Corporate expenses (excludes depreciation and amortization)	35,736	49,907	(28.4)%
Depreciation and amortization	83,480	75,867	10.0%
Impairment charges	—	4,159
Other operating income, net	3,436	7,115

Operating income (loss)	22,367	(10,564)	(311.7)%
Interest expense, net	48,566	38,934
Equity in loss of nonconsolidated affiliates	(313)	(1,981)
Other expense, net	(9,053)	(1,100)

Loss before income taxes	(35,565)	(52,579)
Income tax expense	4,483	6,496

Consolidated net loss	(40,048)	(59,075)
Less amount attributable to noncontrolling interest	92	51

Net loss attributable to the Company	$(40,140)	$(59,126)

Consolidated Revenue

Revenue increased $94.4 million during 2018 compared to 2017. Excluding the $30.1 million impact from movements in foreign exchange rates, revenues increased $64.3 million during 2018 compared to 2017. The increase in revenue is due to growth in multiple countries, including Sweden, Spain, Switzerland, Ireland, France, Finland and the United Kingdom, primarily from new deployments and digital expansion.

Consolidated Direct Operating Expenses

Direct operating expenses increased $45.2 million during 2018 compared to 2017. Excluding the $22.9 million impact from movements in foreign exchange rates, direct operating expenses increased $22.3 million during 2018 compared to 2017. The increase was driven by higher site lease expenses related to new contracts and higher revenues.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased $23.3 million during 2018 compared to 2017. Excluding the $7.0 million impact from movements in foreign exchange rates, SG&A expenses increased $16.3 million during 2018 compared to 2017. The increase in SG&A expenses primarily related to higher spending on strategic revenue and efficiency initiatives, as well as higher employee-related expenses in countries experiencing growth.

Corporate Expenses

Corporate expenses decreased $14.2 million during 2018 compared to 2017. The decrease is primarily due to the February 2017 Intellectual Property Agreement, under which CCOH allocated a portion of the license fee to the Company during 2017 in addition to the fees paid for management services. During 2018, CCOH ceased allocating this additional fee to the Company.

Depreciation and Amortization

Depreciation and amortization increased $7.6 million during 2018 compared to 2017. Excluding the $3.6 million impact from movements in foreign exchange rates, depreciation and amortization increased $4.0 million. The increase is primarily due to asset acquisitions, partially offset by assets becoming fully depreciated or fully amortized.

Impairment Charges

The Company performs its annual impairment test on July 1 of each year. In addition, we test for impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired. As a result of these impairment tests, we concluded no impairment was required in 2018. We recorded impairment charges of $1.6 million during 2017 related to goodwill in one business. In addition, the Company recognized an impairment of $2.6 million during 2017 in relation to advertising assets that were no longer usable in one country.

Other Operating Income, Net

Other operating income, net of $3.4 million for 2018 related primarily to net gains on the sale of assets.

Other operating income, net of $7.1 million for 2017 related primarily to the $6.8 million gain on the sale of our joint venture in Belgium.

Interest Expense, Net

Interest expense, net increased $9.6 million during 2018 compared to 2017. The increase primarily related to the issuance of $150.0 million in additional notes of our existing 8.75% Senior Notes due 2020 in August of 2017 along with higher average outstanding balances of related party notes payable.

Equity in Loss of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $0.3 million and $2.0 million for the years 2018 and 2017, respectively, included the loss from our equity investments.

Other Expense, Net

Other expense, net of $9.1 million for 2018 related primarily to foreign exchange losses of $8.8 million.

Other expense, net of $1.1 million for 2017 related primarily to foreign exchange losses of $3.9 million.

Income Tax Benefit (Expense)

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for purposes of our financial statements, our provision for income taxes was computed assuming that we filed separate consolidated income tax returns together with our subsidiaries.

The effective tax rates for 2018 and 2017 were (13)% and (12)%, respectively. The 2018 income tax expense and (13)% effective tax rate were impacted primarily by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions. The 2017 income tax benefit and (12)% effective tax rate were impacted primarily by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions.

Consolidated Results of Operations

The comparison of our results of operations for the years ended December 31, 2017 and 2016 is as follows:

(U.S. dollars in thousands)	Years Ended December 31,		% Change
	2017	2016
Revenue	$1,079,257	$1,159,645	(6.9)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	733,180	749,871	(2.2)%
Selling, general and administrative expenses (excludes depreciation and amortization)	233,823	247,277	(5.4)%
Corporate expenses (excludes depreciation and amortization)	49,907	37,179	34.2%
Depreciation and amortization	75,867	97,607	(22.3)%
Impairment charges	4,159	7,274
Other operating income, net	7,115	74,980	(90.5)%

Operating income (loss)	(10,564)	95,417	(111.1)%
Interest expense, net	38,934	37,899
Equity in loss of nonconsolidated affiliates	(1,981)	(2,837)
Other expense, net	(1,100)	(9,246)

Income (loss) before income taxes	(52,579)	45,435
Income tax expense (benefit)	6,496	(31,472)

Consolidated net income (loss)	(59,075)	76,907
Less amount attributable to noncontrolling interest	51	6,167

Net income (loss) attributable to the Company	$(59,126)	$70,740

Consolidated Revenue

Revenue decreased $80.4 million during 2017 compared to 2016. Excluding the $8.2 million impact from movements in foreign exchange rates, revenues decreased $88.6 million during 2017 compared to 2016. The decrease in revenue is due to a $117.8 million decrease in revenue resulting from the sale of our businesses in Australia and Turkey in 2016. This was partially offset by growth across other markets including Spain, the United Kingdom and Switzerland, primarily from new contracts and digital expansion.

Consolidated Direct Operating Expenses

Direct operating expenses decreased $16.7 million during 2017 compared to 2016. Excluding the $3.6 million impact from movements in foreign exchange rates, direct operating expenses decreased $20.3 million during 2017 compared to 2016. The decrease was driven by a $70.3 million decrease in direct operating expenses resulting from the 2016 sales of our businesses in Australia and Turkey, partially offset by higher site lease and production expenses, primarily in countries experiencing revenue growth.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses decreased $13.5 million during 2017 compared to 2016. Excluding the $1.9 million impact from movements in foreign exchange rates, SG&A expenses decreased $15.4 million during 2017 compared to 2016. The decrease in SG&A expenses was primarily due to a $22.6 million decrease resulting from the sale of our businesses in Australia and Turkey, partially offset by higher spending related to growth in certain countries.

Corporate Expenses

Corporate expenses increased $12.7 million during 2017 compared to 2016. Excluding the $1.4 million impact from movements in foreign exchange rates, corporate expenses increased $14.1 million during 2017 compared to 2016. The increase in corporate expenses was primarily due to the $18.0 million new license fee for the Clear Channel registered trademarks and domain names, partially offset by lower spend on strategic revenue and efficiency initiatives.

Depreciation and Amortization

Depreciation and amortization decreased $21.7 million during 2017 compared to 2016 primarily due to the disposal of assets related to the sale of our businesses in Australia and Turkey, which had $12.4 million of depreciation and amortization in 2016, and assets becoming fully depreciated or fully amortized.

Impairment Charges

The Company performs its annual impairment test on July 1 of each year. In addition, we test for impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired. As a result of these impairment tests, we recorded impairment charges of $1.6 million during 2017 related to goodwill in one business. In addition, the Company recognized an impairment of $2.6 million during 2017 in relation to advertising assets that were no longer usable in one country. During 2016 we recognized a $7.3 million impairment related to goodwill in one business.

Other Operating Income, Net

Other operating income, net of $7.1 million for 2017 related primarily to the $6.8 million gain on the sale of our joint venture in Belgium.

Other operating income, net of $75.0 million for 2016 primarily related to the net gain of $127.6 million on the sale of our Australia business in the fourth quarter of 2016, partially offset by the $56.6 million loss, which includes $32.2 million in cumulative translation adjustments, on the sale of our Turkey business in the second quarter of 2016.

Interest Expense, Net

Interest expense, net increased $1.0 million during 2017 compared to 2016 due to higher average outstanding balances. On August 14, 2017, we issued $150.0 million of additional notes of our existing 8.75% Senior Notes due 2020.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $2.0 million and $2.8 million for 2017 and 2016, respectively, included the loss from our equity investments.

Other Expense, Net

Other expense, net of $1.1 million for 2017 related primarily to foreign exchange losses of $3.9 million.

Other expense, net of $9.2 million for 2016 related primarily to foreign exchange losses of $10.2 million.

Income Tax Benefit (Expense)

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for purposes of our financial statements, our provision for income taxes was computed assuming that we filed separate consolidated income tax returns together with our subsidiaries.

The effective tax rates for 2017 and 2016 were (12)% and (69)%, respectively. The 2017 income tax expense and (12)% effective tax rate were impacted primarily by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions. The 2016 income tax benefit and (69)% effective tax rate were impacted primarily by the release of $43.3 million of valuation allowance against certain net operating loss carryforwards in France. In addition, the Company recorded a book gain on the sale of our Australia outdoor business which had no associated local country tax expense.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights our cash flow activities during the years ended December 31, 2018, 2017 and 2016:

(U.S. dollars in thousands)	Years Ended December 31,
	2018	2017	2016
Cash provided by (used for):
Operating activities	$88,692	$41,433	$134,531
Investing activities	(62,259)	(90,349)	117,906
Financing activities	(15,793)	(868)	(214,928)

Operating Activities

2018

Cash provided by operating activities in 2018 was $88.7 million compared to $41.4 million in 2017. Our consolidated net loss included $131.8 million of non-cash items in 2018. Our consolidated net income in 2017 included $119.8 million of non-cash items. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating assets, equity in loss of nonconsolidated affiliates, noncash capitalized interest expense and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The increase in cash provided by operating activities is primarily attributed to changes in working capital balances, particularly accrued expenses, which were affected by the timing of payments, as well as a decrease in our net loss in 2018 compared to 2017. Cash provided by operating activities includes cash payments for interest of $32.8 million and $26.3 million for the years ended December 31, 2018 and 2017, respectively.

2017

Cash provided by operating activities in 2017 was $41.4 million compared to $134.5 million in 2016. Our consolidated net income included $119.8 million of non-cash items in 2017. Our consolidated net loss in 2016 included $32.1 million of non-cash items. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating assets, equity in loss of nonconsolidated affiliates, noncash capitalized interest expense and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The decrease in cash provided by operating activities is primarily attributed to lower income, primarily as a result of the sale of our Australian business in 2016, as well as changes in working capital balances, particularly accrued expenses, which were affected by the timing of payments. Cash provided by operating activities includes cash payments for interest of $26.3 million and $19.6 million for the years ended December 31, 2017 and 2016, respectively.

2016

Cash provided by operating activities in 2016 was $134.5 million compared to $46.3 million in 2015. Our consolidated net loss included $32.1 million of non-cash items in 2016. Our consolidated net loss in 2015 included $119.0 million of non-cash items. Non-cash items affecting our net loss include depreciation and amortization, deferred taxes, provision for doubtful accounts, share-based compensation, gain on disposal of operating assets, equity in loss of nonconsolidated affiliates and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The increase in cash provided by operating activities is primarily attributed to changes in working capital balances, particularly accounts receivable, which was driven primarily by improved collections. Cash provided by operating activities includes cash payments made of $19.6 million for the year ended December 31, 2016, primarily related to interest incurred on long-term debt. No cash was paid for interest during the year ended December 31, 2015.

Investing Activities

2018

Cash used for investing activities of $62.3 million during 2018 primarily reflected capital expenditures of $64.0 million related to new advertising structures such as billboards and street furniture and renewals of existing contracts.

2017

Cash used for investing activities of $90.3 million during 2017 primarily reflected capital expenditures of $87.6 million related to new advertising structures such as billboards and street furniture and renewals of existing contracts.

2016

Cash provided by investing activities of $117.9 million during 2016 primarily reflected proceeds from the sale of the Australian market for $195.7 million, net of cash retained by the purchaser and closing costs. This was partially offset by capital expenditures of $88.5 million related to new advertising structures such as billboards and street furniture and renewals of existing contracts.

Financing Activities

2018

Cash used for financing activities of $15.8 million during 2018 primarily reflected net transfers to related parties of $14.8 million.

2017

Cash used for financing activities of $0.9 million during 2017 primarily reflected proceeds from the issuance of $150.0 million of 8.75% Senior Notes due 2020, (the “New Notes”). The New Notes were issued as additional notes under the indenture governing the Company’s existing 8.75% Senior Notes due 2020 and were issued at a premium, resulting in $156.0 million in proceeds, offset by net transfers to related parties of $152.0 million.

2016

Cash used for financing activities of $214.9 million in 2016 primarily reflected net transfers to related parties of $208.8 million.

Interest on Related Party Subordinated Notes Payable and Long-term Debt

During 2018 and 2017, we made cash interest payments of $32.8 million and $26.3 million, respectively, on the 8.75% Senior Notes due 2020 and no cash interest payments in relation to interest incurred on related party subordinated notes payable on long-term debt.

Anticipated Cash Requirements

Our primary sources of liquidity are cash on hand and cash flow from operations. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flows from operations and funding from CCOH, as described below, will enable us to meet our working capital, capital expenditure and other funding requirements. We believe our long-term plans, which include promoting outdoor media spending and capitalizing on our diverse geographic and product opportunities, including the continued deployment of digital displays, will enable us to continue to generate cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. Our anticipated results are subject to significant uncertainty and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. At December 31, 2018, we had $28.2 million of cash on our balance sheet.

It is CCOH’s policy is to permanently reinvest the earnings of its foreign subsidiaries as these earnings generally remain in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by us and our subsidiaries is needed to fund operations in the United States, CCOH has the ability to cause us to make distributions and repatriate available funds. In the event the Company requires additional cash to fund operations from time to time, CCOH is not limited by any of its debt agreements from providing such funding. CCOH has the ability and intent to provide funds to the Company to the extent they are needed in order for the Company to meet its obligations, including debt service costs, as they become due. The amount of any cash that is distributed is determined on a basis mutually agreeable to the Company and iHeartCommunications and not on a pre-determined basis.

On March 14, 2018, iHeartMedia, the indirect parent of Parent Company, and certain of its subsidiaries including iHeartCommunications (collectively, the “Debtors”), filed voluntary petitions for reorganization (the “iHeart Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). Parent Company and its direct and indirect subsidiaries, including us and our subsidiaries, did not file Chapter 11 cases.

There are no material effects on our financial statements due to the iHeart Chapter 11 Cases. None of our subsidiaries or operations are guarantors of iHeartCommunications’ debt, nor are there any cross-default provisions that affect us as a result of iHeartCommunications’ default on its debt. The Bankruptcy Court has approved a final order allowing iHeartCommunications and CCOH to continue the cash management services described below.

iHeartCommunications provides the day-to-day cash management services for Parent Company’s cash activities and balances in the U.S. Parent Company does not have any material committed external sources of capital other than iHeartCommunications, and iHeartCommunications is not required to provide Parent Company with funds to finance its working capital or other cash requirements. Parent Company has no access to the cash transferred from it to iHeartCommunications under the cash management arrangement. Pursuant to an order entered by the Bankruptcy Court in the iHeart Chapter 11 Cases, as of March 14, 2018, the balance of the Due from iHeartCommunications Note between Parent Company and iHeartCommunications immediately prior to the commencement of the iHeart Chapter 11 Cases was frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note are instead reflected in a new intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeart Communications Note. The Bankruptcy Court entered an order to allow iHeartCommunications to continue to provide the day-to-day cash management services for Parent Company and us during the iHeart Chapter 11 Cases and we expect it to continue to do so until such arrangements are addressed through the iHeart Chapter 11 Cases.

Parent Company is an unsecured creditor of iHeartCommunications with respect to amounts owed under the Due from iHeartCommunications Note. Pursuant to the terms of the iHeartMedia Plan of Reorganization, Parent Company will not recover the full balance of the now-frozen Due from iHeartCommunications Note upon the implementation of the iHeartMedia Plan of Reorganization. If Parent Company does not recognize the expected recovery under the Due from iHeartCommunications Note, or if it does not otherwise obtain sufficient supplemental liquidity, Parent Company could experience a liquidity shortfall. In addition, any repayments that Parent Company received on the Due from iHeartCommunications Note during the one-year preference period prior to the filing of the iHeart Chapter 11 Cases may potentially be avoidable as a preference and subject to recovery by the iHeartCommunications bankruptcy estate, which could further exacerbate any liquidity shortfall.

Our ability to fund our working capital, capital expenditures and other obligations depends on our future operating performance and cash flow from operations. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. We may not be able to secure any such additional financing on terms favorable to us or at all.

We were in compliance with the covenants contained in our financing agreements as of December 31, 2018.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

Senior Notes

As of December 31, 2018, we had $375.0 million aggregate principal amount outstanding of 8.75% Senior Notes due 2020.

The Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year.

The Senior Notes are guaranteed by certain of our existing and future subsidiaries. The Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all of our unsubordinated indebtedness, and the guarantees of the Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the Senior Notes.

We may redeem the Senior Notes, in whole or in part, on or after December 15, 2017, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the Senior Notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets.

Related Party Subordinated Notes Payable

As of December 31, 2018 and December 31, 2017, we had related party subordinated notes payable balances outstanding of $1.0 billion and $1.1 billion, respectively. The unsecured subordinated notes payable are owed to other wholly-owned subsidiaries of Parent Company and bear interest at a rate of 3.4% plus three-month EUR or GBP LIBOR.

Subsidiary Credit Facilities

Certain of our subsidiaries are the primary borrowers under various credit and overdraft facilities with European banks. These facilities are denominated primarily in Euros. As of December 31, 2018, there was $2.2 million outstanding under these facilities and there was approximately $6.3 million available for borrowings.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

SEASONALITY

Typically, we experience our lowest financial performance in the first quarter of the calendar year, resulting in a loss from operations in that period. We typically experience our strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future. Due to this seasonality and certain other factors, the results for the interim periods may not be indicative of results for the full year.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currency exchange rates and inflation.

Foreign Currency Exchange Rate Risk

We have operations in several countries in Europe and in Singapore. Operations in these countries are measured in their local currencies, and our consolidated financial statements are presented in U.S. dollars. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss for the year ended December 31, 2018 by $4.0 million. We estimate a 10% decrease in the value of the U.S. dollar relative to foreign currencies during the year ended December 31, 2018 would have increased our net loss for the year ended December 31, 2018 by corresponding amounts.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill annually during the third quarter and at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

On July 1, 2018, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in no goodwill impairment charges. In determining the fair value of our reporting units, we used the following assumptions:

•

Expected cash flows underlying our business plans for the periods 2018 through 2022. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the advertising outlook across our businesses.

•	Cash flows beyond 2022 are projected to grow at a perpetual growth rate, which we estimated at 3.0%.

•	In order to risk adjust the cash flow projections in determining fair value; we utilized a discount rate of approximately 8.0% to 11.0% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 10% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

Tax Accruals

Our estimates of income taxes and the significant items giving rise to the deferred tax assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by foreign tax authorities.

We use our judgment to determine whether it is more likely than not that our deferred tax assets will be realized. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized.

We use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements. We regularly review our uncertain tax positions and adjust our unrecognized tax benefits (UTBs) in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. These adjustments to our UTBs may affect our income tax expense. Settlement of uncertain tax positions may require use of our cash.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period.

SELECTED ISSUER, GUARANTOR AND NON-GUARANTOR FINANCIAL DATA

Certain of our subsidiaries organized under the laws of Belgium, England and Wales, the Netherlands, Sweden and Switzerland guarantee the Senior Notes. Certain of our subsidiaries organized under the other jurisdictions where we conduct operations do not guarantee the notes. The following tables set forth unaudited selected separate historical financial data for us, the guarantors and non-guarantor subsidiaries as of and for the years ended December 31, 2018 and 2017. The selected historical financial data as of and for the years ended December 31, 2018 and 2017 are derived from our unaudited consolidated financial statements and related notes included herein. Historical results are not necessarily indicative of the results to be expected for future periods.

We are not subject to the reporting requirements of the SEC. The financial information included herein is not intended to comply with the requirements of Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. Specifically, we have not included any separate financial statements for the guarantors or a footnote to our consolidated financial statements showing financial information for the guarantors and the non-guarantor subsidiaries as would be required if we had registered the Senior Notes with the SEC. The information set forth below will be the only information presenting separate financial data for us, the guarantors and the non-guarantors that you will receive.

You should read the information presented below in conjunction with our historical consolidated financial statements and related notes herein, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(In millions)	Year Ended December 31, 2018
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$505.7	$644.5	$23.4	$—	$1,173.6
Direct operating, SG&A and Corporate expenses	0.3	448.4	605.5	17.0	—	1,071.2
Depreciation and amortization	—	37.8	44.2	1.4	—	83.4
Other operating income	—	0.1	3.3	—	—	3.4

Operating income (loss)	$(0.3)	$19.6	$(1.9)	$5.0	$—	$22.4

Other Financial Data:
Capital expenditures	$—	$30.3	$33.1	$0.6	$—	$64.0

Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$14.2	$13.2	$0.8	$—	$28.2
Current assets	—	141.0	251.9	8.2	—	401.1
Property, plant and equipment, net	—	125.1	162.3	3.4	—	290.8
Intercompany assets	91.7	501.0	145.3	49.7	(787.7)	—
Total assets	314.5	922.9	733.6	65.2	(787.7)	1,248.5
Current liabilities	1.6	170.9	243.4	4.2	—	420.1
Long-term debt, less current maturities	371.0	—	—	—	—	371.0
Related party subordinated notes payable	502.9	544.9	—	—	—	1,047.8

(1)	Includes subsidiaries organized under the laws of Singapore and certain other immaterial or dormant subsidiaries.

(In millions)	Year Ended December 31, 2017
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$467.9	$591.6	$19.8	$—	$1,079.3
Direct operating, SG&A and Corporate expenses	0.2	415.6	586.0	15.1	—	1,016.9
Depreciation and amortization	—	30.8	43.6	1.5	—	75.9
Impairment	—	—	4.2	—	—	4.2
Other operating (expense) income	—	6.0	1.1	—	—	7.1

Operating income (loss)	$(0.2)	$27.5	$(41.1)	$3.2	$—	$(10.6)

Other Financial Data:
Capital expenditures	$—	$40.2	$46.8	$0.6	$—	$87.6

Balance Sheet Data (at December 31, 2017):
Cash and cash equivalents	$—	$14.9	$1.4	$5.0	$—	$21.3
Current assets	—	145.3	241.3	11.9	—	398.5
Property, plant and equipment, net	—	128.8	177.0	4.3	—	310.1
Intercompany assets	56.5	386.7	151.8	44.1	(639.1)	—
Total assets	279.3	816.9	756.3	64.2	(639.1)	1,277.6
Current liabilities	1.8	150.2	239.0	7.7	—	398.7
Long-term debt, net of current maturities	369.2	—	—	—	—	369.2
Related party subordinated notes payable	533.3	546.6	—	—	—	1,079.9

(1)	Includes subsidiaries organized under the laws of Singapore and certain other immaterial or dormant subsidiaries.

FORWARD LOOKING STATEMENTS

This document includes “forward-looking statements.” Forward-looking statements include statements concerning future events or our future financial performance that is not historical information. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements attributable to us apply only as of the date hereof. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Uncertainties and other factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	risks associated with weak or uncertain global economic conditions and their impact on the level of expenditures on advertising, including any impact as a result of Brexit;

•	our ability to service our debt obligations and to fund our operations and capital expenditures;

•	industry conditions, including competition;

•	our dependence on Parent Company’s management team and key individuals;

•	our ability to obtain or retain key concessions and contracts;

•	fluctuations in operating costs;

•	technological advances and innovations;

•	shifts in population and other demographics;

•

other general economic and political conditions in the countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	changes in labor conditions and management;

•	the impact of future dispositions, acquisitions and other strategic transactions;

•	legislative or regulatory requirements;

•	regulations and consumer concerns regarding privacy and data protection, and breaches of information security measures;

•	restrictions on outdoor advertising of certain products;

•	capital expenditure requirements;

•	fluctuations in exchange rates and currency values;

•	risks of doing business in multiple jurisdictions;

•	Parent Company’s and our relationship with iHeartCommunications;

•

the risks and uncertainties associated with iHeartMedia’s Chapter 11 Cases on us and iHeartCommunications, which is operating as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court;

•	the obligations and restrictions imposed on us by Parent Company’s agreements with iHeartCommunications;

•	the risk that Parent Company may be unable to replace the services iHeartCommunications provides to it and to us in a timely manner or on comparable terms;

•	the risk that iHeartMedia’s Chapter 11 Cases may result in unfavorable tax consequences for us;

•	the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings;

•	the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; and

•	the effect of credit ratings downgrades.

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.